                Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of July 1, 2008, by and between Tier Technologies, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Ronald W. Johnston (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive as Senior Vice President, Chief Financial Officer effective July 1, 2008 and to enter into an employment agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement;

WHEREAS, the parties also wish to enter into this Agreement and to terminate and supersede all prior agreements including but not limited to the Executive Services Agreement between the Company and Tatum LLC of March 31, 2008;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive, intending to be legally bound, agree as follows:

1.	Definitions.

(a) “Base Salary” shall mean the Executive’s base salary as determined in accordance with Section 4 below, including any applicable increases.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Cause” shall mean a finding by the Company of:

(i)	a conviction of the Executive of, or a plea of guilty or nolo contendere by the Executive to, any felony;

(ii)	an intentional violation by the Executive of federal or state securities laws;

(iii)	willful misconduct or gross negligence by the Executive that has or is reasonably likely to have a material adverse effect on the Company;

(iv)	a failure of the Executive to perform his or her reasonably assigned duties for the Company that has or is reasonably likely to have a material adverse effect on the Company;

(v)	a material violation by the Executive of any material provision of the Company’s Business Code of Conduct (or successor policies on similar topics) or any other applicable policies in place;

(vi)	a violation by the Executive of any provision of the Proprietary and Confidential Information, Developments, Noncompetition and Nonsolicitation Agreement (“NDA”) attached hereto as Exhibit A; or

(vii)	fraud, embezzlement, theft or dishonesty by the Executive against the Company,

provided that no finding of Cause shall be made pursuant to subsections (ii), (iii), (iv), (v), (vi) or (vii) hereof unless the Company has provided the Executive with written notice in accordance with Section 21 below stating with specificity the facts and circumstances underlying the allegations of Cause and the Executive has failed to cure such violation, if curable, within thirty (30) calendar days of receipt thereof.  The Board shall determine whether a violation is curable and/or cured in its reasonable discretion.

(d) “Change in Control” shall occur upon:

(i)
any person, entity or affiliated group becoming the beneficial owner or owners of more than fifty percent (50%) of the outstanding equity securities of the Company, or otherwise becoming entitled to vote shares representing more than fifty percent (50%) of the undiluted total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (the “Voting Securities”);

(ii)
a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders immediately after such transaction or series of related transactions of more than fifty percent (50%) of the Voting Securities of the entity surviving such transaction or series of related transactions;

(iii)	the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

(iv)	the dissolution or liquidation of the Company; or

(v)
the date on which (i) the Company consummates a “going private” transaction pursuant to Section 13 and Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) no longer has a class of equity security registered under the Exchange Act.

(e)  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f) “Compensation Committee” shall mean the Compensation Committee of the Board or another committee of the Board that performs the functions typically associated with a compensation committee.

(g) “Date of Termination” shall mean (i) if the Executive’s employment is terminated by reason of his or her death, the date of his or her death, or (ii) if the Executive’s employment is terminated pursuant to any other section, the prospective date specified in the written notice provided in accordance with Section 21 below.

(h) “Disability” shall mean, for purposes of this Agreement, the Executive’s inability to substantially perform his or her duties and responsibilities under this Agreement for a period of six (6) consecutive months due to a physical or mental disability, as the term “physical or mental disability” is defined in the Company’s long-term disability insurance plan then in effect (or would be so found if the Executive applied for coverage or benefits under such plan).

(i) “Effective Date” shall mean July 1, 2008.

(j) “Good Reason” shall mean, without the Executive’s prior written consent, the occurrence of any of the following events or actions, provided that no finding of Good Reason shall be made pursuant to subsections (ii), (iii) or (iv) hereof unless the Executive has provided the Company with written notice in accordance with Section 21 below within ninety (90) days after the occurrence of such event or action stating with specificity the facts and circumstances underlying the allegations of Good Reason and the Company has failed to cure such violation within thirty (30) calendar days of receipt thereof:

(i)	any reduction in the Executive’s Base Salary;

(ii)	any material diminution of the Executive’s duties, responsibilities, powers or authorities;

(iii)	a material breach by the Company of any material provision of this Agreement.

(k)  “Term of Employment” shall mean the period specified in Section 2 below, as such period may be extended.

2.	Term of Employment.

The Company hereby continues to employ the Executive, and the Executive hereby accepts such continued employment, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date, subject to earlier termination of the Term of Employment in accordance with the terms of this Agreement.  The expiration of the Term of Employment will not constitute either a termination without Cause or a resignation for Good Reason and no severance will be payable upon or after such expiration, except as provided in a generally applicable Company plan.

3.	Position, Duties and Responsibilities.

As of the Effective Date, the Executive shall be employed as Senior Vice President, Chief Financial Officer of the Company effective July 1, 2008 or in such other reasonably comparable position as the Chief Executive Officer of the Company (the “Chief Executive Officer”) or the Board may determine from time to time.  In this capacity, the Executive shall be assigned such duties and responsibilities inherent in such position and such other duties and responsibilities as the Chief Executive Officer or the Board shall from time to time reasonably assign to him or her.  The Executive shall serve the Company faithfully, conscientiously, and to the best of the Executive’s ability and shall promote the interests and reputation of the Company.  The Executive shall devote all of the Executive’s time, attention, knowledge, energy and skills during normal working hours, and at such other times as the Executive’s duties may reasonably require, to the duties of the Executive’s employment; provided, however, that the Executive may (a) serve on civic or charitable boards or committees; or (b) with the approval of the Chief Executive Officer or the Board, serve on corporate boards or committees.  The Executive shall report to the Chief Executive Officer in carrying out his or her duties and responsibilities under this Agreement.  The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time.

4.	Base Salary.

As of July 1, 2008, the Executive shall be paid an annualized Base Salary of two hundred seventy five thousand dollars ($275,000) payable in accordance with the regular payroll practices of the Company.  The Base Salary shall be subject to increase but not decrease thereafter.  Any increase to the Base Salary is to be determined by the Compensation Committee, in consultation with the Chief Executive Officer. The Executive shall be eligible to participate in the annual salary and performance review process scheduled for October/November 2008, with any approved compensation adjustment applied effective December, 2008 in accordance with standard payroll procedures and the annual performance review schedule.

5.	Incentive Compensation Arrangements.

During the Term of Employment, the Executive shall be entitled to participate in any Company incentive compensation plans, programs and/or arrangements applicable to senior-level executives as established and modified from time to time by the Compensation Committee in consultation with the Chief Executive Officer. In addition, the Executive shall be entitled to receive a one-time incentive payment of fifty percent (50%) of base compensation pro-rated for the current fiscal year for the period April 1, 2008 through September 30, 2008, to be paid within ninety (90) days of the end of the fiscal year, i.e., September 30, 2008. In no event shall the annual incentive opportunity effective as of October 1, 2008 for the Executive be less than fifty percent (50%) or more than seventy-five percent (75%) of the Executive’s Base Salary, assuming satisfaction of applicable performance goals.

6.	Equity Compensation Programs.

During the Term of Employment, the Executive shall be entitled to participate in any equity-based plans, programs or arrangements applicable to senior-level executives as established and modified from time to time by the Chief Executive Officer or the Board in their sole discretion, to the extent that the Executive is eligible under (and subject to the provisions of) the plan documents governing those programs.

In addition, subject to approval by the Compensation Committee, the Executive will be granted stock options for two hundred thousand (200,000) shares, subject to the provisions of Tier’s Incentive Stock Option Plan.  Options will be issued following the date of hire and are priced according to the market price at close of business on the last business day prior to the date of the grant.  Options vest over three years with 33.33 % of the total grant vesting after completion of each 12-month period from the original date of issuance, with all options vested in accordance with the above schedule no later than June 30, 2011. The option grant agreement and related documentation will be sent to the Executive within 30 days following the grant date.

7.	Employee Benefit Programs.

During the Term of Employment, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements applicable to senior-level executives, to the extent that the Executive is eligible under (and subject to the provisions of) the plan documents governing those programs.

8.	Reimbursement of Business Expenses.

The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his or her duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request; provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Chief Executive Officer or the Board.

9.	Perquisites.

        During the Term of Employment, the Executive shall be entitled to participate in the Company’s executive fringe benefit programs (if any) applicable to the Company’s senior-level executives in accordance with the terms and conditions of such programs as in effect from time to time, to the extent that the Executive is eligible under (and subject to the provisions of) the plan documents governing those programs.

10.	Paid Time Off.

The Executive shall be entitled to twenty four (24) days of paid time off per calendar year, prorated during the calendar year in which the Executive is initially hired and the calendar year in which the Executive’s employment terminates, to be taken at such times as may be approved by the Chief Executive Officer.

11.	Termination of Employment.

(a) Termination of Employment by the Company for Disability or Termination of Employment by Death.  Upon a termination of the Executive’s employment by the Company for Disability or a termination of the Executive’s employment by reason of the Executive’s death, the Executive or his or her estate and/or beneficiaries, as the case may be, shall be entitled to the following amounts, payable on the business day coinciding with or next following the thirtieth (30th) calendar day following such termination, subject to the provisions of Section 23 below and excluding the payments under clause (iv) below (which will be paid as premiums are due):

(i)	Base Salary earned but not paid prior to the Date of Termination and any accrued prior year bonus not paid prior to such date;

(ii)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 7, 8, 9 or 10 above prior to the Date of Termination;

   (iii) one (1) times the Base Salary in effect on the Date of Termination;

(iv)
payment by the Company of the premiums for the Executive and any covered beneficiary of the Executive’s coverage under COBRA health continuation benefits over the twelve (12) month period immediately following the date of death or Disability, assuming such individual elects and remains eligible for such coverage; and

(v)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

The Company must provide written notice to the Executive in accordance with Section 21 below upon a termination of the Executive’s employment for Disability.

(b) Termination of Employment by the Company for Cause or by the Executive.  Upon a termination of the Executive’s employment by the Company for Cause or a termination of the Executive’s employment by the Executive (except as provided in Section 11(e)), the Executive shall be entitled to the following:

(i)	Base Salary earned but not paid prior to the Date of Termination and any accrued prior year bonus not paid prior to such date;

(ii)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 7, 8, 9 or 10 above prior to the Date of Termination; and

(iii)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

The Executive must provide written notice to the Company in accordance with Section 21 below at least fourteen (14) calendar days prior to the actual Date of Termination upon a termination of the Executive’s employment by the Executive.  A termination by the Company for Cause must be made as set forth herein.

(c) Termination of Employment by the Company Without Cause or by the Executive With Good Reason.  Upon a termination of the Executive’s employment by the Company without Cause or by the Executive with Good Reason, other than under the circumstances described in Section 11(d), the Executive shall be entitled to the following amounts, payable on the business day coinciding with or next following the thirtieth (30th) calendar day following such termination, subject to the provisions of Section 23 below and excluding the payments under clause (v) below (which will be paid as premiums are due):

(i)	Base Salary earned but not paid prior to the Date of Termination and any accrued prior year bonus not paid prior to such date;

(ii)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 7, 8, 9 or 10 above prior to the Date of Termination;

(iii)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company;

(iv)	one (1) times the Base Salary in effect on the Date of Termination; and

(v)
payment by the Company of the premiums for the Executive’s and any covered beneficiary’s coverage under COBRA health continuation benefits over the twelve (12) month period immediately following the Date of Termination, assuming such individuals elect and remain eligible for such coverage;

provided that the Executive must execute and not revoke a severance agreement and release of claims drafted by and reasonably satisfactory to the Company (the “Severance Agreement”) to be eligible for the payments in Sections 11(c)(iv) and (v) herein, which will contain a full release of the Company (other than for exceptions specified therein).  The Company must provide written notice to the Executive in accordance with Section 21 below upon a termination of the Executive’s employment without Cause.

(d) Termination of Employment by the Company after a Change in Control.  Upon a termination of the Executive’s employment by the Company without Cause within one (1) year after a Change in Control, the Executive shall be entitled to the following amounts, payable on the business day coinciding with or next following the thirtieth (30th) calendar day following such termination, subject to the provisions of Section 23 below, and excluding the payments under clause (vii) below (which will be paid as premiums are due):

(i)	Base Salary earned but not paid prior to the Date of Termination and any accrued prior year bonus not paid prior to such date;

(ii)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 7, 8, 9 or 10 above prior to the Date of Termination;

(iii)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company;

(iv)
two (2) times the sum of (A) the Base Salary in effect on the Date of Termination and (B) a bonus equal to the average annual bonus paid to the Executive (or, for the most recent year, accrued for the Executive) for the previous three years (or such shorter period during which the Executive was employed) over a three-year look back period;

(v)	for all options granted to the Executive immediate vesting of all unvested options as of the date of termination; and

(vi)	payment by the Company of the premiums for the Executive’s and any covered beneficiary’s health insurance over the eighteen (18) month period immediately following the Date of Termination;

provided that the Executive must execute and not revoke the Severance Agreement (with the conditions contained in the proviso to Section 11(c)) to be eligible for the payments in Sections 11(d)(iv) through (vii) herein.  The Company must provide written notice to the Executive in accordance with Section 21 below upon a termination of the Executive’s employment without Cause.

(e) Resignation for Good Reason by the Executive due to a Change in Control.  The Executive may terminate his or her employment for Good Reason in a manner consistent with the definition of Good Reason within one (1) year after a Change in Control, in which event the Executive shall be entitled to the payments in and subject to the conditions of Section 11(d) and the provisions of Section 23.  The Executive must provide written notice to the Company of a proposed resignation for Good Reason in accordance with Section 21 below and must actually resign under this provision no later than the six month anniversary of the date he or she specifies as that of the adverse event or action.

12.	Proprietary and Confidential Information Agreement.

The Executive shall execute, simultaneously with the execution of this Agreement or otherwise upon the Company’s request, the NDA.

13.	Assignability: Binding Nature.

This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or that may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by him or her.

14.	Representation.

The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement.  The Executive states and represents that he or she has had an opportunity to fully discuss and review the terms of this Agreement with an attorney.  The Executive further states and represents that he or she has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his or her name of his or her own free act.

In addition, the Company agrees that, if a dispute arises that concerns this Agreement, the Proprietary and Confidential Information Agreement, or the Severance Agreement and the Executive is the prevailing party in the dispute, he or she shall be entitled to recover all of his or her reasonable attorney’s fees and expenses incurred in connection with the dispute. For this purpose, the Executive will be the “prevailing party” if he or she is successful on any significant substantive issue in the action and achieves either a judgment in his or her favor or some other affirmative recovery.

15.	Entire Agreement.

This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, with respect thereto, including, without limitation, the Executive Services Agreement entered into as of March 31, 2008.

16.	Amendment or Waiver.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company.  No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

17.	Withholding.

The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

18.	Severability.

In the event that any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, the remaining parts, terms or provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

19.	Survivorship.

The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to preserve such rights and obligations.

20.	Governing Law; Jurisdiction; Dispute Resolution.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (without reference to the conflict of laws provisions thereof).  In case of any controversy or claim arising out of or related to this Agreement or relating to the Executive’s employment (including but not limited to claims relating to employment discrimination), except as expressly excluded herein, each party to this Agreement agrees to give the other party notice of non-compliance with this Agreement and ten (10) days to cure.  Should resolution of any controversy or claim not be reached following provision of notice and a reasonable opportunity to cure, then the dispute shall be settled by arbitration, under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (the “National Rules”).  A single arbitrator shall be selected in accordance with the National Rules, and the costs of such arbitration shall be shared equally between the parties, except to the extent expressly set forth in Section 14 above.  Any claim or controversy not submitted to arbitration in accordance with this Section 20 (other than as provided under the NDA) shall be waived, and thereafter no arbitrator, arbitration panel, tribunal, or court shall have the power to rule or make any award on any such claim or controversy.  In determining a claim or controversy under this Agreement and in making an award, the arbitrator must consider the terms and provisions of this Agreement, as well as all applicable federal, state, or local laws.  The award rendered in any arbitration proceeding held under this Section 20 shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof.  Claims for workers’ compensation or unemployment compensation benefits are not covered by this Section 20.  Without limiting the provisions of this Section 20, the Company and the Executive agree that the decision as to whether a party is the prevailing party in an arbitration, or a legal proceeding that is commenced in connection therewith will be made in the sole discretion of the arbitrator or, if applicable, the court and the arbitrator or court may award reasonable attorneys’ fees, costs and expenses, except to the extent expressly to the contrary in Section 14 above.  The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

21.	Notices.

All notices shall be in writing, shall be sent to the following addresses listed below using a reputable overnight express delivery service and shall be deemed to be received one (1) calendar day after mailing.

If to the Company:                            10780 Parkridge Blvd.
4th Floor
Reston, Virginia 20191
       Attention:  Vice President, Human Resources

       with a copy to:  The Chief Executive Officer

If to the Executive:                           At his or her current or last known residential address

Any notice of termination must include a Date of Termination in accordance with the relevant provisions of this Agreement.

22.	Headings.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

23.	Compliance with Code Section 409A.

To the extent any payment, compensation or other benefit provided to the Executive in connection with his or her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Executive is a specified employee as defined in Section 409A(a)(2)(B)(i) as determined by Tier in accordance with its procedures, by which determination the Executive agrees that he or she is bound, such payment, compensation or other benefit shall not be paid before the day that is six (6) months plus one (1) day after the Executive’s separation from service as determined under Section 409A (the “New Payment Date’’).  The aggregate of any payments that otherwise would have been paid to the Executive during the period between the separation from service and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.   In any event, the Company makes no representations or warranty and shall have no liability to the Executive or any other person, other than with respect to payments made by Tier in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

24.	Counterparts.

This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument.  Signatures delivered by facsimile shall be deemed effective for all purposes to the extent permitted under applicable law.

Signatures on Page Following

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

TIER TECHNOLOGIES, INC. By: /s/ Ronald L. Rossetti Name: Ronald L. Rossetti Title: Chief Executive Officer
THE EXECUTIVE /s/ Ronald W. Johnston Ronald W. Johnston

EXHIBIT A

PROPRIETARY AND CONFIDENTIAL INFORMATION, DEVELOPMENTS, NONCOMPETITION AND NONSOLICITATION AGREEMENT

    This Proprietary and Confidential Information, Developments, Noncompetition and Nonsolicitation Agreement (the “Agreement”) is made by and between Tier Technologies, Inc. (the “Company”), and Ronald W. Johnston (the “Employee”).
    IN CONSIDERATION of the Employee’s employment and/or continued employment with the Company and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employee agrees as follows:
1.    Condition of Employment.
The Employee acknowledges that the Employee’s employment and/or the continuance of that employment with the Company is contingent upon the Employee’s agreement to sign and adhere to the provisions of this Agreement.  Employee is receiving enhanced severance protection and additional benefits in connection with executing an employment agreement and this Agreement. The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information is critical to its business’s survival and success.  For purposes of Sections 2, 3 and 4, the “Company” shall include Tier Technologies, Inc. and any of its subsidiaries, corporate affiliates, and/or associated companies.
2.    Proprietary and Confidential Information.
      (a)    The Employee agrees that all information and know-how, whether or not in writing, of a private, secret, or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include systems, software and codes, whether existing, in the course of development, or being planned or proposed; customer and prospect lists; contacts at or knowledge of customers or prospective customers, customer accounts and other customer financial information; price lists and all other pricing, marketing and sales information relating to the Company or any customer or supplier of the Company; databases, modules, products, product improvements, product enhancements, processes, methods, and techniques; patent and patent applications; negotiation strategies and positions; operations, projects, developments, and plans; research data and techniques; financial data; and personnel data.  The Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or at any time after the Employee’s employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.  While employed by the Company, the Employee will use the Employee’s best efforts to prevent publication or disclosure of any confidential or Proprietary Information concerning the business, products, processes, or affairs of the Company.
    (b)    The Employee agrees that all disks, files, documents, letters, memoranda, reports, records, data, drawings, notebooks, program listings, or any other written, photographic or other record containing Proprietary Information, whether created by the Employee or others, that come into the Employee’s custody or possession, shall be and are the exclusive property of the Company to be used only in the performance of the Employee’s duties for the Company.  Upon termination or cessation of the Employee’s employment with the Company for any reason or at the Company’s request, the Employee agrees to return to the Company any and all materials and copies thereof in the Employee’s custody, possession or control containing Proprietary Information.
(c)    The Employee acknowledges that the Employee’s obligations with regard to Proprietary Information set out in subsections 2(a) and 2(b) above extend to all information, know-how, records and tangible property of customers of the Company or suppliers to the Company or of any third party who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.
3.    Developments.
(a)    The Employee will make full and prompt disclosure to the Company of all inventions, creations, improvements, discoveries, methods, developments, software and works of authorship, whether patentable or not, that are created, made, conceived or reduced to practice by the Employee or under the Employee’s direction or jointly with others during the Employee’s employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).
    (b)    The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Employee’s right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications.   However, this subsection 3(b) shall not apply to Developments that do not relate to the present or planned business or research and development of the Company and that are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.  The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this subsection 3(b) shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes.  The Employee hereby also waives all claims to moral rights in any Developments.
(c)    The Employee agrees to cooperate fully with the Company, both during and after the Employee’s employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments.  The Employee shall sign all papers, including, but not limited to, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that the Company may deem necessary or desirable to protect its rights and interests in any Development.  The Employee further agrees that if the Company is unable, after reasonable effort, to secure the Employee’s signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the Employee’s agent and attorney-in-fact, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as the Employee’s agent and attorney-in-fact to execute any such papers on the Employee’s behalf, and to take any and all actions as the Company may deem necessary or desirable to protect its rights and interests in any Development under the conditions described in this sentence.
4.    Noncompetition and Nonsolicitation.
(a)    While the Employee is employed by the Company and for a period of twelve (12) months following the termination or cessation of such employment for any reason (the “Restricted Period”), the Employee will not directly or indirectly:
(1)	In the geographical area where the Company does business or has done business at the time of the termination or cessation of the Employee’s employment, engage in any business or enterprise (whether as an owner, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise, except as the holder of not more than one percent (1%) of the combined voting power of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including, but not limited to, any business or enterprise that develops, designs, produces, markets, licenses, sells or renders any technology, product or service competitive with any technology, product or service, developed, designed, produced, marketed, licensed, sold or rendered, or planned to be developed, designed, produced, marketed, licensed, sold or rendered, by the Company while the Employee was employed by the Company;

(2)
Either alone or in association with others (including any organization directly or indirectly controlled by the Employee), (i) solicit, recruit, or induce, or attempt to solicit, recruit, or induce, any employee of the Company to leave the employ of the Company, or (ii) recruit, solicit or hire as an employee or engage as an independent contractor, or attempt to recruit, solicit or hire as an employee or engage as an independent contractor, any person who was employed by the Company at any time during the period of the Employee’s employment with the Company, except for an individual whose employment with the Company ceased at least six (6) months earlier; or

(3)
Either alone or in association with others (including any organization directly or indirectly controlled by the Employee), solicit, divert, interfere with, disrupt or take away, or attempt to solicit, divert, interfere with, disrupt or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company that the Employee contacted, solicited or served while the Company employed the Employee.  The terms “client” and “customer” include any person, firm, corporation, governmental department or agency, or other entity or any parent, subsidiary, or affiliate thereof but excludes clients and customers who have had no business relationship with the Company within the twelve (12) months preceding the Employee’s proposed activity with respect to such client or customer.  To the extent that any customers or clients, as defined herein, are governmental entities, the prohibition stated herein shall apply only to the specific branch, division, office, group, or other subentity of the government with which the Company had the contract.

(b)    If any court of competent jurisdiction finds any restriction set forth in this Section 4 to be unenforceable because the restriction extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c)    The Employee agrees to provide a copy of this Agreement to all persons and entities with whom the Employee seeks to be hired or do business before accepting employment or engagement with any of them.
(d)    If the Employee violates the provisions of this Section 4, the Employee shall continue to be held by the restrictions set forth in this Section 4 until a period equal to the period of restriction has expired without any violation.
5.    Other Agreements.
The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Employee’s employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or other party, or to refrain from soliciting employees, customers or suppliers of such previous employer or other party.  The Employee further represents that the Employee’s performance of all of the terms of this Agreement and the performance of the Employee’s duties as an employee of the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Employee in confidence or in trust prior to the Employee’s employment with the Company.  The Employee also represents that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.
6.   United States Government Obligations.
     The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  The Employee agrees to be bound by all such obligations and restrictions that are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.
7.    Not An Employment Contract.
The Employee acknowledges that this Agreement does not constitute a contract of employment and does not imply that the Company will continue the Employee’s employment for any period of time.
8.    General Provisions.
(a)    No Conflict.  The Employee represents that the execution and performance by him/her of this Agreement does not and will not conflict with or breach the terms of any other agreement by which the Employee is bound.
(b)    Acknowledgements and Equitable Remedies.  The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and considers the restrictions to be reasonable for such purpose.  The Employee agrees that any breach or threatened breach of this Agreement will cause the Company substantial and irrevocable damage that is difficult to measure.  Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies that may be available, shall have the right to seek specific performance and injunctive relief without posting a bond.  The Employee hereby waives the adequacy of a remedy at law as a defense to such relief.
(c)    Entire Agreement.  This Agreement supersedes all prior agreements, written or oral, between the Company and the Employee relating to the subject matter of this Agreement,

including, but not limited, to the Nondisclosure and Proprietary/Confidential Information/Non-Solicitation Agreement between the Company and the Tatum LLC dated March 31, 2008.  This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by an executive officer of the Company and the Employee.  The Employee agrees that any change or changes in the Employee’s employment duties or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.
(d)    Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision of this Agreement.
(e)    Waiver.  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
(f)    Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or that may succeed to all or substantially all of its assets or business; provided, however, that the obligations of the Employee are personal and shall not be assigned by the Employee.
(g)    Governing Law, Forum and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to conflicts of law provisions.  The dispute resolution provisions of Section 20 of the Employee’s employment agreement with the Company dated as of July 1, 2008 (the “Employment

Agreement”) apply to this Agreement, except to the extent that either party seeks injunctive relief to enforce any provision of this Agreement, in which case that party may bring an action, suit, or other legal proceeding in a court of competent jurisdiction. Any such action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to such injunctive relief shall be commenced only in a court of the Commonwealth of Virginia (or, if appropriate, a federal court located within the Commonwealth of Virginia), and the Company and the Employee each consents to the jurisdiction of such a court.  Section 14 (“Representation”) of the Employment Agreement applies in accordance with its terms to disputes under this Agreement.  The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
(h)    Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

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[Signature Page Follows]

TIER TECHNOLOGIES, INC.
Date: July 1, 2008	By: /s/Ronald L. Rossetti
Ronald L. Rossetti Chief Executive Officer
By: Ronald W. Johnston
Date: July 1, 2008	/s/Ronald W. Johnston